Exhibit 99.2

Summary

[Unless specifically indicated otherwise or the context clearly indicates otherwise, references to “we,” “us” or “the Company” refer to United Refining Company and its subsidiaries. All references to a fiscal year refer to the year ended August 31 of the stated year. Unless specifically indicated otherwise or the context clearly indicates otherwise, all references to “notes” shall refer to the $125,000,000 aggregate principal value of notes offered by the Company in its current private placement offering and not the $225,000,000 aggregate principal amount of the same series of notes previously issued by the Company pursuant to the indenture dated as of August 6, 2004, which notes are sometimes referred to as the “previously issued notes.”]

Summary Historical and Pro Forma Consolidated Financial and Other Operating Data

Ratio of EBITDA (1) to interest expense (2): 3.7 x

Ratio of long-term debt (3) to EBITDA (1): 2.6 x

(1) EBITDA represents net income (loss), excluding gains on early extinguishment of debt as per the Indenture, plus interest expense, taxes, depreciation and amortization. EBITDA should not be considered in isolation from, or as a substitute for, net income, cash flow from operations or other cash flow statement data prepared in accordance with generally accepted accounting principles of the United States (“GAAP”) measure of a company’s profitability or liquidity. We use this term because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance and is used to calculate certain debt coverage ratios included in several of our debt agreements. Our method of computation of EBITDA may or may not be comparable to other similarly titled measures used by other companies.

(2) Interest expense includes interest expense for existing outstanding debt, as well as for pro forma debt, composed of pro forma interest expense on the notes of $13.125 million less the premium on the notes (net of estimated offering expenses) of $4.3 million amortized over the 5.3 year estimated life of the notes, see “Capitalization.”

(3) Long-term debt is defined as total debt including current maturities less Revolving Credit Facility, as reflected under “Capitalization.”

RISK FACTORS

Risks Relating to the Business

Substantial Leverage and Ability to Service and Refinance Debt

Upon issuance of the notes offered hereby as of February 28, 2007, on a pro forma basis, our estimated aggregate total debt will be approximately $376.8 million and our stockholder’s equity will be approximately $78.9 million.